Exhibit 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
01/17/07	Investors: Mary Kay Shaw, 630-623-7559
Media: Lisa Howard, 630-623-5044

McDONALD’S MARKS 4TH CONSECUTIVE YEAR OF STRONG GLOBAL
COMPARABLE SALES

•	Global comparable sales up 7.2% for December and positive for every month of 2006

•	U.S. comparable sales - up 6.9% for the month, 5.9% for the fourth quarter and 5.2% for the year

•	Europe's comparable sales - up 8.2% for December, 7.3% for the quarter and 5.8% for the year

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Fourth quarter 2006 earnings per share are expected to be $1.00, including $0.61 per share of income from continuing operations - a 30% increase compared with the prior year’s results - and a $0.39 per share gain relating to the Chipotle exchange

OAK BROOK, IL - McDonald's Corporation announced today that global comparable sales rose 7.2% in December, on top of a 5.0% increase achieved for December 2005. Global comparable sales for the fourth quarter and year were strong at 6.3% and 5.7%, respectively.
McDonald's Chief Executive Officer Jim Skinner commented, “Our steadfast focus on delivering great tasting food along with an exceptional restaurant experience generated strong comparable sales across all geographic segments in 2006. McDonald’s performance for the year reflects our ongoing commitment to continuous improvement and the strength of our global alignment around the Plan to Win.”
In the U.S., comparable sales rose 6.9% for the month of December, as customers continued to enjoy McDonald’s signature breakfast line-up, unique Snack Wrap and wide variety of premium chicken options on the menu.

Skinner continued, “Europe generated an impressive 5.8% annual comparable sales increase in 2006 - the segment’s highest annual result in nearly 15 years. Europe ended 2006 with comparable sales rising 8.2% in December, fueled by strong performance across the continent. Customer enthusiasm for Germany’s Monopoly game, seasonal menu offerings in France and the U.K. and a strong post-holiday shopping season contributed to results for the month.”
In Asia/Pacific, Middle East and Africa, China’s renewed emphasis on branded affordability, along with positive results in Japan and Australia, drove comparable sales up 4.8% in December.
Skinner added, "We begin 2007 from a position of strength and remain focused on providing relevant menu choices and everyday affordability to serve the needs of our customers. I am confident that we can continue our momentum as we enter the new year with ongoing dedication to outstanding restaurant execution.”

Percent Increase	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended December 31,	2006	2005	Reported	Currency
McDonald’s Restaurants*	7.2	5.0	12.3	8.3
Major Segments:
U.S.	6.9	4.4	7.6	7.6
Europe	8.2	4.6	21.8	9.3
APMEA**	4.8	5.9	9.8	7.0

Quarter ended December 31,
McDonald’s Restaurants*	6.3	4.2	10.4	7.4
Major Segments:
U.S.	5.9	4.1	6.5	6.5
Europe	7.3	2.8	17.9	8.5
APMEA**	4.6	5.8	8.4	6.8

Year-To-Date December 31,
McDonald’s Restaurants*	5.7	3.9	7.3	6.8
Major Segments:
U.S.	5.2	4.4	5.9	5.9
Europe	5.8	2.6	8.5	7.0
APMEA**	5.5	4.0	5.3	7.6

*	Excludes non-McDonald’s brands
**	Asia/Pacific, Middle East and Africa

    Fourth quarter 2006 earnings per share are expected to be $1.00, including $0.61 per share of income from continuing operations and a $0.39 per share gain relating to the tax-free Chipotle exchange. Foreign currency translation is expected to have a positive impact of $0.01 per share for the quarter. Fourth quarter 2005 earnings were $0.48 per share, including $0.47 per share of income from continuing operations.

Definitions
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Comparable sales represent sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates, in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
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Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

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The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. For the month of December 2006, this calendar shift/trading day adjustment consisted of one more Sunday and one less Thursday, compared with December 2005. The resulting adjustment varied around the world, ranging from approximately -0.4% to +1.7%.

Upcoming Communications
McDonald's tentatively plans to release fourth quarter results before the market opens on January 24, 2007, and will host an investor webcast at 10:30 a.m. Central Time. A link to the live and archived webcast will be available on www.investor.mcdonalds.com.
McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent local men and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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